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                                                                       EXHIBIT j

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-87684 on Form N-1A of our report dated December 27, 2006, relating to the financial statements and financial highlights of The Metzler/Payden Investment Group including European Emerging Markets Fund and European Leaders Fund, appearing in the Annual Report on Form N-CSR for the year ended October 31, 2006, and to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of this Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois
February 21, 2007